 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

____________________

Date of report (Date of earliest event reported): August 28, 2019

Amyris, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)

(510) 450-0761
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	AMRS	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Credit Agreement

On August 28, 2019, Amyris, Inc. (the “Company”) entered into a credit agreement (the “Credit Agreement”) with Foris Ventures, LLC (“Foris”), an entity affiliated with director John Doerr of Kleiner Perkins Caufield & Byers, a current stockholder, and an owner of greater than five percent of the Company’s outstanding common stock (the “Common Stock”), to make available to the Company an unsecured credit facility in an aggregate principal amount of $19.0 million, which the Company borrowed in full on August 28, 2019 and issued to Foris a promissory note in the principal amount of $19.0 million (the “Foris Note”). The Foris Note (i) accrues interest at a rate of 12% per annum from and including August 28, 2019, which interest is payable quarterly in arrears on each March 31, June 30, September 30 and December 31, beginning December 31, 2019, and (ii) matures on January 1, 2023 (the “Maturity Date”). The Company may at its option repay the amounts outstanding under the Foris Note before the Maturity Date, in whole or in part, at a price equal to 100% of the amount being repaid plus accrued and unpaid interest on such amount to the date of repayment. In addition, Foris may pay the exercise price for any shares of Common Stock issuable upon exercise of any warrant held by Foris by surrendering to the Company all, or any portion, of the Foris Note and all or such portion of the Foris Note, as applicable, will be cancelled in exchange for the payment of the exercise price for such shares of Common Stock. The Credit Agreement and the Foris Note contain customary terms, provisions, representations and warranties, including certain events of default after which the Foris Note may be due and payable immediately.

Warrant Amendments

As previously reported, on April 26, 2019 and May 14, 2019, the Company issued to Foris warrants (the “Prior Warrants”) to purchase up to 3,983,230 and 352,638 shares of Common Stock, respectively, at an exercise price of $5.12 and $4.56 per share, respectively, each with an exercise term of two years from issuance. The issuance of the Prior Warrants and related matters were reported in Current Reports on Form 8-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on April 30, 2019, May 14, 2019 and May 17, 2019, and all of such disclosure is incorporated herein by reference.

On August 28, 2019, in connection with the entry into the Credit Agreement, the Company and Foris amended the Prior Warrants to reduce the exercise price of each of the Prior Warrants to $3.90 per share.

Note Extension

As previously reported, on May 15, 2019, the Company entered into an exchange agreement with Total Raffinage Chimie (“Total”), a commercial partner of the Company and an owner of greater than five percent of the Common Stock, with the right to designate one member of the Company’s Board of Directors, pursuant to which Total agreed to exchange its 6.50% Convertible Senior Notes due 2019 of the Company, in the principal amount of $9.7 million (the “Exchange Note”), for a new senior convertible note (the “New Note”) with an equal principal amount and with substantially identical terms as the Exchange Note, except that the maturity date of the New Note would be June 14, 2019 (the “Total Exchange”), which maturity date was subsequently extended (i) effective June 14, 2019, to July 18, 2019 and (ii) effective July 18, 2019, to August 28, 2019. The Total Exchange was previously reported in a Current Report on Form 8-K filed by the Company with the SEC on May 17, 2019, and the previous extensions of the maturity date of the New Note and related matters were previously reported in Current Reports on Form 8-K filed by the Company with the SEC on June 20, 2019 and July 24, 2019 , and all of such disclosure is incorporated herein by reference.

Effective August 28, 2019, the Company and Total agreed to (i) extend the maturity date of the New Note from August 28, 2019 to October 28, 2019 and (ii) increase the interest rate on the New Note from 10.5% per annum to 12% per annum, beginning August 28, 2019.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above under the caption “Credit Agreement” is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

In connection with the entry into the Credit Agreement as described in Item 1.01 above, on August 28, 2019, the Company issued to Foris a warrant to purchase up to 4,871,795 shares of Common Stock at an exercise price of $3.90 per share, with an exercise term of two years from issuance (the “New Warrant”). Pursuant to the terms of the New Warrant, Foris may not exercise the New Warrant to the extent that, after giving effect to such exercise, Foris, together with its affiliates, would beneficially own in excess of 19.99% of the number of shares of Common Stock outstanding after giving effect to such exercise, unless the Company has obtained stockholder approval to exceed such limit. The New Warrant was issued in a private placement pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated under the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: September 4, 2019	By:	/s/ Kathleen Valiasek
Kathleen Valiasek
Chief Business Officer